UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 3, 2016

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KULICKE AND SOFFA INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

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Pennsylvania	000-00121	23-1498399
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

23A Serangoon North Avenue 5, #01-01 K&S Corporate Headquarters, Singapore		554369
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (215) 784-6000

N/A
(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 3, 2016, Kulicke and Soffa Industries, Inc. (the “Company”) appointed Fusen Chen as President and Chief Executive Officer effective October 31, 2016. He was also appointed to the Board of Directors of the Company (the “Board”), effective October 3, 2016. In determining that Mr. Chen was qualified to serve as a director of the Company, the Board considered his achievement as an officer of several corporations operating in the semiconductor industry and the breadth of knowledge of the industry gained by those experiences.

Jonathan Chou, interim CEO and Chief Financial Officer, will step down as CEO effective October 31, 2016 but will continue to serve as the CFO of the Company. In connection with Mr. Chou’s continued service with the Company, the Board amended the terms of the October 6, 2015 grant of RSUs to Mr. Chou to provide that all of the RSUs will vest if he remains employed by the Company on the third anniversary of the grant date. All other terms of the grant will remain the same.

Mr. Chen, 56, most recently served as president, chief executive officer and a director of Mattson Technology, Inc., a designer and manufacturer of advanced fabrication equipment used in semiconductor manufacturing and a Nasdaq company until its acquisition by a Chinese private equity fund in May 2016, from 2013 until his resignation to join the Company. Before joining Mattson, Mr. Chen served as an executive vice president with the responsibility for all semiconductor business units at Novellus Systems, Inc., a developer and manufacturer of semiconductor equipment and a subsidiary of Lam Research Corporation, a Nasdaq company, from 2009 until 2012. Prior to this position, he served as the Chief Technology Officer for Novellus and as a vice president at Applied Materials, Inc., and held management positions at LSI Logic and SGS-Thomson Microelectronics. Mr. Chen also served as a director of GT Advanced Technologies Inc. (formerly GT Solar International, Inc.) from 2008 to 2012 and as a director of RDA Microelectronics, Inc. from 2012 to 2014. He holds a Bachelor’s degree in Materials Engineering from National Tsinghua University, Taiwan, and a PhD in Materials Engineering from State University of New York, Stony Brook.

Pursuant to an offer letter (the “Letter”) dated October 3, 2016, which sets forth his compensation arrangements, Mr. Chen will receive an annual base salary of US$635,000 and is eligible to receive a bonus of up to 200% of his base salary (100% is the annual target level for such bonus) based on the achievement of certain performance goals of the Company. Bonuses are awarded and paid annually. The Company will also grant Mr. Chen a sign-on equity award of restricted stock units (“RSUs”) with a value equal to US$1.5 million which will vest six months after the grant date. Mr. Chen will also receive an inducement equity award of performance share units (“PSUs”) with a value at target equal to US$700,000. Fifty percent of these PSUs is scheduled to vest on September 30, 2017 based on total shareholder return (“TSR”) relative to the companies comprising the SOXX Index, measured over a three-year performance period commencing September 29, 2014, and the remaining fifty percent is scheduled to vest on September 29, 2018 based on TSR relative to the companies comprising the GISC Index, measured over a three-year performance period commencing October 4, 2015. In addition, Mr. Chen will receive an initial annual equity award equal to US$2,800,000. Twenty-five percent of this award will consist of RSUs that will vest ratably over 36 months, with one-third vesting on each anniversary of the grant date. The remaining seventy-five percent of this award will consist of PSUs which are scheduled to vest on the third anniversary of the grant date with a payout between zero and 200% of the number of PSUs granted based on TSR relative to a market index of peer companies, measured over a three-year performance period. Each of the foregoing grants will be made on October 31, 2016 pursuant to the terms of the Company’s 2009 Equity Plan.

The Letter also provides for a reimbursement of up to US$50,000 of relocation expenses and a housing allowance of US$5,000 per month will be provided for a period of 24 months commencing October 31, 2016. In addition, Mr. Chen will receive tax preparation and filing assistance for the first two years of his employment in Singapore.

The Letter provides that if the Company terminates Mr. Chen for any reason other than for cause or if he resigns for good reason, he will be entitled to 24 months’ base salary (six months if he does not execute a general release in favor of the Company) and continued participation in certain benefit plans. Mr. Chen will also enter into a Change of Control Agreement on substantially the same terms as the Company’s other executive officers, except that as CEO Mr. Chen may be eligible to receive 24 months’ severance (six months if he does not execute a general release in favor of the Company). He also will be subject to the Company’s Executive Severance Pay Plan and the Company’s Policy on Recovery of Previously Paid Executive Compensation.

A copy of the Letter and the Company’s press release, dated October 4, 2016, are attached hereto as Exhibit 10.1 and 99.1, respectively.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits.

Exhibit No.	Description
10.1	Offer Letter between Kulicke and Soffa Industries, Inc. and Fusen Chen dated October 3, 2016.
99.1	Press Release dated October 3, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

October 3, 2016	KULICKE AND SOFFA INDUSTRIES, INC.

	By:	/s/ Lester A. Wong
	Name:	Lester A. Wong
	Title:	Senior Vice President, Legal Affairs and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
10.1	Offer Letter between Kulicke and Soffa Industries, Inc. and Fusen Chen dated October 3, 2016.
99.1	Press Release dated October 3, 2016